               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                                ISECURETRAC CORP.

     ISECURETRAC CORP. (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, par value $0.01 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of ten thousand (10,000) shares of Series A Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue ten thousand (10,000) shares of Series A Convertible Preferred Stock (the "PREFERRED SHARES"), par value $0.01 per share, which shall have the following powers, designations, preferences and other special rights:

1. Dividends. The holders of the Preferred Shares shall be entitled to receive dividends ("DIVIDENDS") at the Dividend Rate (as defined below), which shall be cumulative, accrue daily from the Issuance Date (as defined below) and be payable on the last day of each Calendar Quarter (as defined below) beginning on January 1, 2002 (each a "DIVIDEND PAYMENT DATE"). Dividends shall be payable (at the election of the Company) in cash or in fully-paid and non-assessable whole and/or fractional shares of Preferred Shares (the "DIVIDEND SHARES") which shall be valued, for this purpose, at an amount equal to the Stated Value. Dividends shall accrue, whether or not declared, unless such dividends are then prohibited by the provisions of the Delaware General Corporation Law or the Company's Certificate of Incorporation.

2. Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of the Company's common stock, par value $0.001 per share (the "COMMON STOCK"), on the terms and conditions set forth in this Section 2.

     (a) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

          (i) "APPROVED STOCK PLAN" shall mean any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, director or consultant for services provided to the Company.

          (ii) "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which commercial banks in the city of Omaha, Nebraska, are authorized or required by law to remain closed.

          (iii) "CALENDAR QUARTER" means each of the period beginning on and including January 1 and ending on and including March 31, the period beginning on and including April 1 and ending on and including June 30, the period beginning on and including July 1 and ending on and including September 30, and the period beginning on and including October 1 and ending on and including December 31.

          (iv) "CONVERTIBLE SECURITIES" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

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          (v)  "DIVIDEND PERIOD" means the period beginning on the Issuance Date and ending on the date preceding the first Dividend Payment Date and each successive period beginning on the Dividend Payment Date and ending on the date preceding the next succeeding Dividend Payment Date.

          (vi) "DIVIDEND RATE" means the dividend rate from time to time payable in respect of the Preferred Shares be an annual rate equal to nine and one-half percent (9.5%) of the Stated Value.

          (vii) "ISSUANCE DATE" means, with respect to each Preferred Share, the date of issuance of the applicable Preferred Share.

          (viii) "OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

          (ix) "PERSON" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

          (x) "PRINCIPAL MARKET" means the OTC Bulletin Board (the "OTCBB") operated and maintained by the National Association of Securities Dealers, Inc., or if the Common Stock is not traded on the OTCBB, then the principal securities exchange or trading market for the Common Stock.

          (xi) "STATED VALUE" means $1,000.00.

          (xii) "STOCK PURCHASE AGREEMENT" means that certain stock purchase agreement between the Company and the initial holders of the Preferred Shares.

     (b) Holder's Conversion Right. Any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

     (c) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be one thousand (the "CONVERSION RATE").

     (d) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

          (i) Holder's Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the "CONVERSION DATE"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Eastern Time on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "CONVERSION NOTICE") to the Company and (B) if required hereunder, surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES").


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          (ii) Company's Response. Upon receipt by the Company of a copy of a
               Conversion Notice, the Company shall (1) as soon as practicable, but in no event later than within one (1) Business Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company's designated transfer agent (the "TRANSFER AGENT"), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (2) on or before the second (2nd) Business Day following the date of receipt by the Company of such Conversion Notice (the "SHARE DELIVERY DATE"), (A) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three Business Days after receipt of the Preferred Stock Certificate(s) (the "PREFERRED STOCK DELIVERY DATE") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

          (iii) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

          (iv) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless the full number of Preferred Shares represented by the certificate are being converted. The holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

                    ANY TRANSFEREE OF THIS CERTIFICATE SHOULD
                    CAREFULLY REVIEW THE TERMS OF THE COMPANY'S
                    CERTIFICATE OF DESIGNATIONS RELATING TO THE
                    PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO


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                    SECTION 2(d) OF THE CERTIFICATE OF DESIGNATIONS
                    RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

     (e) Taxes. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

     (f) Adjustments to Conversion Rate. The Conversion Rate will be subject to adjustment from time to time as provided in this Section 2(f).

          (i) Adjustment of Conversion Rate upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination will be proportionately increased.

          (ii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Rate so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Rate as otherwise determined pursuant to this Section 2(f).

          (iii) Notices.

               (1) Immediately upon any adjustment of the Conversion Rate pursuant to this Section 2(f), the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

               (2) The Company will give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change (as defined in Section 4(a)), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

               (3) The Company will also give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

3.   Mandatory Conversion.

     (a) The Company may at its option convert the Preferred Stock at any time on or after September 30, 2004, in whole or from time to time in part, and the Preferred Stock shall be converted, into shares of Common Stock. For each share of Preferred Stock converted under this
          Section 3, the holder thereof shall receive that number of fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 2(b)) of Common Stock equal to the Conversion Rate as in effect on the date which is two (2) Business Days immediately prior to the applicable Mandatory Conversion Date
          (as defined below). Such calculation shall be referred to herein as the "MANDATORY CONVERSION RATE."

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     (b)  In the event the Company shall convert shares of Preferred Stock under this Section 3(b), written notice of such conversion shall be given by first class mail, postage prepaid mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be converted at such holder's address as the same appears on the stock register of the Company; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the conversion of any shares of Preferred Stock to be converted except as to the holder to whom the Company has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the date of conversion (the "MANDATORY CONVERSION DATE"); (ii) the number of shares of Preferred Stock to be converted and, if less than all the shares held by such holder are to be converted from such holder, the number of shares to be converted from such holder or the method by which the number of shares to be converted will be determined; (iii) the Mandatory Conversion Rate; (iv) the place or places where certificates for such shares are to be surrendered; and (v) that dividends on the shares to be converted will cease to accrue on such Mandatory Conversion Date except as required by applicable Delaware law. The Board of Directors shall be authorized to establish such other reasonable procedures for conversion that are not inconsistent with the foregoing provisions.

     (c) Notice having been mailed as aforesaid, from and after the Mandatory Conversion Date dividends on the shares of Preferred Stock so called for conversion shall cease to accrue and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Preferred Stock, undesignated as to series, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the shares of Common Stock deliverable hereunder) shall cease. Upon surrender in accordance with said notice of the certificates for any shares to converted (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), the holder shall receive a certificate or certificates representing the shares of Common Stock into which such shares of Preferred Stock are converted. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder hereof.

4.   Other Rights of Holders.

     (a) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or
          (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "ACQUIRING ENTITY") a written agreement (in form and substance reasonably satisfactory to the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Liquidation Preference of the Preferred Shares held by such holder, and reasonably satisfactory to the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred


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          Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

     (b) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock except pursuant to an Approved Stock Plan (the "PURCHASE RIGHTS"), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

5.   Redemption.

     (a) At any time, the Company, at its sole option, expressed by resolution of its Board of Directors, may call for redemption and may redeem shares of Preferred Shares in whole, or from time to time in part, upon notice as set forth below. The redemption price per share of Preferred Shares shall be equal to the base redemption price computed as follows plus accrued and unpaid dividends:

                        REDEMPTION DATE                                BASE REDEMPTION PRICE
                 If prior to September 30, 2002                         103% of Stated Value

         If on or after September 30, 2002, but before                  102% of Stated Value
                       September 30, 2003

            If after September 30, 2003, but before                     101% of Stated Value
                       September 30, 2004

                    After September 30, 2004                            100% of Stated Value

     (b) Notice of any redemption of the Preferred Shares (the "REDEMPTION NOTICE") shall be given at least 30 days prior to the date fixed in such notice for such redemption (the "REDEMPTION DATE") to each holder of record of shares of Preferred Shares, at such holder's address as the same shall appear on the books of the Company. Such notice shall specify the time and place of redemption, the redemption price, and, if less than all the outstanding Preferred Shares are to be redeemed, shall also specify the proportion of shares which are to be redeemed.

     (c) If any such notice of redemption shall have been duly given and if, on or before the Redemption Date specified therein, all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding on and after the Redemption Date, and the right to receive dividends thereon and all other rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on redemption, without interest.


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     (d) From and after the giving of the notice of redemption, holders of
         Preferred Shares shall continue to have the conversion rights provided in Section 2, which rights shall continue in effect until the Redemption Date.

6. Effect of Redemption, Conversion, Etc. Shares of Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock.

7. Reservation of Shares. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than one hundred percent (100%) of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations on conversions). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

8. Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the Delaware General Corporation Law, and as expressly provided in this Certificate of Designations.

9. Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "LIQUIDATION FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the sum of (i) the Stated Value and (ii) the Additional Amount for such Preferred Share (such sum being referred to as the "LIQUIDATION PREFERENCE"); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "PARI PASSU SHARES"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

10. Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the

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     preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Secretary of State of the State of Delaware or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

11. Participation. Subject to the rights of the holders, if any, of the Pari Passu Shares, the holders of the Preferred Shares shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

12. Vote to Change the Terms of or Issue Additional Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, shall be required for (a) any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares and (b) the issuance of Preferred Shares other than pursuant to the Stock Purchase Agreement.

13. Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

14. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

15. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

16. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

17. Notice. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Stock Purchase Agreement.

18. Transfer of Preferred Shares. A holder of Preferred Shares may assign some or all of its rights hereunder or the Preferred Shares held by such holder without the consent of the Company.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed its President as of November 30, 2001.

                                   ISECURETRAC CORP.

                                   By:
                                      ------------------------------------------

EXHIBIT I

ISECURETRAC CORP. CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of ISecureTrac Corp. for its Series A Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATIONS"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.01 per share (the "PREFERRED SHARES"), of ISecureTrac Corp., a Delaware corporation (the "COMPANY"), indicated below into shares of Common Stock, par value $0.001 per share (the "COMMON STOCK"), of the Company, as of the date specified below.

Date of Conversion:
                   -------------------------------------------------------------

Number of Preferred Shares to be converted:
                                           -------------------------------------

Stock certificate no(s). of Preferred Shares to be converted:
                                                             -------------------

Please confirm the following information:

Conversion Rate:
                ----------------------------------------------------------------

Number of shares of Common Stock to be issued:
                                              ----------------------------------

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:
         -----------------------------------------------------------------------

Facsimile Number:
                 ---------------------------------------------------------------
Authorization:
              ------------------------------------------------------------------

By:
   -----------------------------------------------------------------------------

Title:
      --------------------------------------------------------------------------

Dated:
      --------------------------------------------------------------------------

Account Number (if electronic book entry transfer):
                                                   -----------------------------

Transaction Code Number (if electronic book entry transfer):
                                                            --------------------

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated ____________ from the Company and acknowledged and agreed to by [TRANSFER AGENT].

ISECURETRAC CORP.

By:
   -----------------------------------------

Name:
     ---------------------------------------

Title:
      --------------------------------------